Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Reports 2011 Activities and Financial Results

LOS ANGELES, CA (December 15, 2011) – Rentech, Inc. (NYSE AMEX: RTK) today reported on its 2011 activities and financial results for the fourth quarter and fiscal year ended September 30, 2011.

Rentech owns and develops technologies that enable the production of certified synthetic fuels, renewable power and hydrogen. The Company also manages and owns a majority of Rentech Nitrogen Partners, L.P. which operates a nitrogen fertilizer plant.

D. Hunt Ramsbottom, President and CEO of Rentech, stated, “2011 has been a transformative year for Rentech. By unlocking the value of our nitrogen fertilizer business through a publicly traded MLP structure, we have greatly increased shareholder value at Rentech. Our liquidity position has been enhanced with significant cash and our ownership in Rentech Nitrogen provides us with equity in a publicly-traded entity as well as a vehicle for on-going cash flow from anticipated distributions.” Regarding the energy business, Mr. Ramsbottom commented, “We are significantly reducing our operating and project costs as we evaluate opportunities to grow our businesses through conservative capital deployment.”

Rentech Nitrogen Partners, L.P. IPO

On November 9, 2011, Rentech completed the Initial Public Offering (IPO) of Rentech Nitrogen, a master limited partnership, which now holds Rentech’s nitrogen fertilizer assets. In the IPO, 15 million common units representing limited partner interests in Rentech Nitrogen were issued at a price to the public of $20.00 per common unit, for gross proceeds of $300 million. The common units are listed on the New York Stock Exchange under the ticker symbol “RNF.”

On August 5, 2011, prior to the announcement of the IPO, Rentech, which owned 100% of Rentech Nitrogen at the time, had a market capitalization of $218 million. Based on its closing stock price on December 14, 2011, the market capitalization of Rentech, which now owns approximately 61% of Rentech Nitrogen, was $365 million, and the market capitalization of Rentech Nitrogen was $663 million. Rentech’s ownership in Rentech Nitrogen is valued at $403 million based on Rentech Nitrogen’s closing stock price on December 14, 2011. Rentech currently intends to maintain its majority ownership interest in Rentech Nitrogen.

Rentech Nitrogen used $150.8 million of IPO proceeds to repay in full its outstanding term loan, and retained $48 million of cash, which included $8 million to fund identified capital expenditures and $40 million for general working capital. The entity is now debt-free and has a $25 million undrawn revolving credit facility that can be used to fund Rentech Nitrogen’s seasonal working capital needs, among other things.

Rentech received $136.8 million in cash in connection with the closing of the IPO and owns 23.25 million common units of Rentech Nitrogen. Rentech also owns 100% of the non-economic general partner interest in Rentech Nitrogen.

Rentech Nitrogen will pay a quarterly distribution of the Partnership’s cash available for distribution, as determined by the Board of Directors of its General Partner, to its unit holders. As of December 15, 2011, Rentech Nitrogen’s anticipated distributions for the fiscal year ended September 30, 2012 are projected to total $2.34 per unit before any debt service related to the potential financing of its ammonia expansion project. Accordingly, Rentech expects to receive approximately $54 million in distributions during fiscal year 2012.

Net Operating Loss Carryforwards

Rentech estimates that its net operating loss carryforwards (NOLs) applicable to federal income taxes currently exceed $90 million, after giving effect to the IPO transaction. The Company has a tax benefit preservation plan in place which is intended to protect the value of the Company’s NOLs, the use of which could be restricted by certain changes in ownership of the Company’s stock. Once the Company’s NOLs are fully utilized or expire, Rentech’s taxable income, including its share of income from Rentech Nitrogen, will be subject to federal and other income taxes.

Strategy

The Company believes that it can use its liquidity and management to support the growth of Rentech Nitrogen, and to take advantage of opportunities to invest in energy assets.

Commenting on both businesses, Mr. Ramsbottom stated, “We have clear opportunities for growth in our fertilizer business given the expansion projects underway and potential future expansion and acquisition possibilities. With respect to energy, we believe that the changing industry may present opportunities for Rentech to build significant value given our strong cash position, stable of technologies and core competencies.”

Nitrogen Fertilizer Strategy

Rentech Nitrogen is in the process of expanding its production capabilities and product offerings to increase cash flow through the following expansion projects:

Ammonia Capacity Expansion: Rentech Nitrogen has commenced construction of a project that is designed to increase ammonia production at the facility by approximately 23%, or 70,000 tons annually, for sale or upgrade to additional products, and to increase on-site ammonia storage capacity by approximately 20,000 tons. Rentech Nitrogen has completed a feasibility study, completed Front-End Engineering and Design (FEED), obtained air and construction permits and commenced construction of certain long lead-time items in order to put the project on a schedule that coincides with planned downtime for the 2013 plant turnaround. Based on the engineering work completed to date, the preliminary estimate is that this project could be completed in 24 to 30 months without adding significant downtime to that already planned for the 2013 turnaround. The entire project is expected to cost approximately $100 million, and generate attractive project returns given today’s environment and current expectations for pricing of products and costs of natural gas. Rentech Nitrogen currently intends to finance substantially all of the cost of this project with debt financing. However, there is no guarantee that it will be able to obtain debt financing on acceptable terms or at all. Initial debt financing may be provided by the Partnership’s parent, Rentech, Inc.

Urea Expansion and Diesel Exhaust Fluid Build-Out (DEF): Rentech Nitrogen commenced a project to increase urea production capacity by approximately 13%, or 17,500 tons annually. The additional urea could be marketed as liquid urea or upgraded into UAN, both of which sell at a premium to ammonia per unit of nitrogen. As a part of this project, work has commenced on the installation of mixing, storage and load-out equipment that would enable the production and sale of DEF from urea produced at the facility. The urea expansion and DEF build-out project is expected to be completed by the end of calendar year 2012 and will cost approximately $5.8 million to complete, which has been funded from net proceeds of the IPO. The project is expected to generate attractive returns, given the current environment and expectations for pricing of products and costs of natural gas.

Rentech Nitrogen is also evaluating additional opportunities for increased cash flow through further expansion as well as potential acquisitions.

Energy Strategy

The Company’s energy strategy includes reduced spending for project development and R&D; the acquisition of assets or companies in related businesses that can generate cash flow; collaboration with partners who can fund R&D and project development, and provide related technologies; smaller investments; and thresholds for projected returns appropriate to the type of investment. The Company believes that, although the alternative energy space is currently challenging, opportunities exist to create shareholder value through disciplined investment in assets that may be undervalued, and could benefit from the Company’s technical and operational expertise.

Rentech does not intend on its own to fund expensive development activities such as FEED for development projects, but may co-invest alongside partners. For example, Rentech may seek to invest in projects that would combine Rentech’s biomass gasification technologies with third-party technology for the production of renewable fuels or power, in which case Rentech’s investment may be intended to fund the commercial deployment of a gasifier, which would require $30-$40 million and be contingent on a complete financing package for the project. The Company does not intend to rely on U.S. Department of Energy (DOE) financing for commercial projects, but may pursue grants and other forms of support.

Consistent with this strategy, Rentech’s expenses for project development before financing is in place are expected to be no more than a few million dollars per year, and the number of development projects is expected to be limited. Rentech is negotiating with potential partners and agencies to fund research and development (R&D) activities. The Company’s approach to its Olympiad project in northern Ontario Canada is to seek partners and funding sources that would co-fund development activities, and to seek a financing package that would limit Rentech’s investment in the project. The Company stopped development of large scale projects that required larger development spending by Rentech in order to meet deadlines for government funding. For example, in the fourth quarter of fiscal year 2011, Rentech abandoned its large-scale projects that relied on DOE funding, and impaired the assets that had been capitalized in connection with those projects.

Rentech, Inc.: Outlook excluding Rentech Nitrogen

Rentech expects to build cash as it receives distributions from Rentech Nitrogen in fiscal year 2012, absent any unplanned investments, debt repayment or acquisitions. At the close of the IPO, Rentech had approximately $200 million of cash and $57.5 million of debt. The Company expects to receive approximately $54 million in cash distributions during fiscal year 2012 as a result of its ownership in Rentech Nitrogen.

Rentech expects total operating and capital expenditures for its alternative energy segment to decline in fiscal year 2012 by approximately 40% from the prior fiscal year. Selling, general and administrative (SG&A) expenses for fiscal 2012, adjusted for non-cash compensation expenses, are expected to be slightly down from fiscal year 2011, with the potential for further improvement. Capital expenditures are expected to decline by approximately 85%, primarily due to reduced project development activity. R&D expenses for fiscal year 2012 are projected to decline by more than 50% from fiscal year 2011. This projection for R&D expenses reflects activities only through completion of the Rentech-ClearFuels Integrated Bio-Refinery (IBR) Project at the Rentech Energy Technology Center (RETC) in Colorado, which requires 2,000 hours of operation and is expected to be completed in early April 2012. As the IBR Project concludes, Rentech will assess the need for any continued operation of its Product Demonstration Unit (PDU) and Integrated BioRefinery as well as research and development activities at RETC. Continuing such activities through the second half of the fiscal year would add an estimated $6-$8 million, including staffing costs, to R&D expense if Rentech elected to continue such operations and bear the full cost. Rentech is currently in discussions with potential partners and educational and government entities regarding funding of R&D activities.

Rentech Nitrogen Outlook

Rentech Nitrogen reiterates its forecast for cash distributions of $2.34 per unit (a forecast that assumed no interest expense) for the fiscal year ending September 30, 2012 that was detailed in the Partnership’s IPO prospectus. The Partnership continues to see positive agriculture fundamentals and economic incentives for farmers to plant corn and use nitrogen fertilizer to increase yields. Pricing is relatively strong for nitrogen fertilizer products in the Mid Corn Belt, which has historically been the top corn producing region of the U.S.

Rentech Nitrogen has delivered and/or entered into prepayment contracts for approximately 77,500 tons of ammonia and 120,250 tons of UAN, which accounts for 59% and 47% of forecasted deliveries for the respective products during fiscal year 2012. Rentech Nitrogen has already purchased or contracted at fixed prices for the natural gas required to produce the tons delivered and those under contract.

Financial Highlights

Rentech’s financial results reflect the consolidated results of its alternative energy business and those of Rentech Nitrogen prior to the closing of Rentech Nitrogen’s IPO and the repayment of its term loan.

Fiscal Fourth Quarter Ended September 30, 2011

For the fourth quarter of fiscal year 2011 consolidated net loss was $59.1 million or $0.27 per share. Excluding non-recurring items, the Company generated net loss of $0.04 per share for the current period. This compares to a net loss of $9.1 million or $0.04 per share reported in the fourth quarter of fiscal year 2010. Further explanation of net income excluding non-recurring items, a non-GAAP financial measure, and a reconciliation of consolidated net income excluding non-recurring items to net income have been included below in this press release.

During the fourth quarter of fiscal year 2011, Rentech Nitrogen generated operating income of $10.4 million as compared to $6.4 million during the fourth quarter of the prior fiscal year. Rentech Nitrogen generated $12.9 million of Adjusted EBITDA in the fourth quarter of fiscal year 2011, as compared to $9.3 million in the fourth quarter of the prior fiscal year. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, and a reconciliation of Rentech Nitrogen’s Adjusted EBITDA to operating income has been included below in this press release.

During the fourth quarter of fiscal year 2011, Rentech Nitrogen’s average prices for ammonia and UAN, its primary products, were $636 per ton and $298 per ton, respectively, compared to $398 per ton and $168 per ton, respectively, for the comparable period in the prior fiscal year.

Rentech Nitrogen delivered 18,000 tons of ammonia, 77,000 tons of UAN and 7,000 tons of other nitrogen products during the fourth quarter of fiscal year 2011 as compared to 35,000 tons of ammonia, 100,000 tons of UAN and 10,000 tons of other nitrogen products during the comparable period in the prior fiscal year.

Revenues for the fourth quarter of fiscal year 2011 were $38.6 million, as compared to $35.1 million for the comparable period in the prior fiscal year. Revenues were derived almost entirely from nitrogen fertilizer products sales, whose sales prices were higher due to stronger demand for the products than in the previous fiscal year period which were partially offset by lower shipments due to the bi-annual plant turnaround during the last two weeks of September.

Gross profit margin on product shipments was 45% for the fourth quarter of fiscal year 2011, up from 23% for the comparable period in the prior fiscal year. The increase was primarily due to higher sales prices and lower natural gas prices. Gross profit margin for the current period was negatively impacted by $4.4 million of expenses related to the bi-annual plant turnaround.

Consolidated SG&A expenses were $5.1 million for the fourth quarter of fiscal year 2011 as compared to $7.1 million for the comparable period in the prior year. Current period SG&A expenses were comprised of $3.4 million for the alternative energy business and $1.7 million for nitrogen fertilizer business as compared to $5.6 million and $1.5 million, respectively, for the fourth quarter of fiscal year 2010. The decrease in SG&A expenses was primarily due to a decrease in stock based compensation.

R&D expenses incurred in the alternative energy segment during the fourth quarter of fiscal year 2011 were $9.6 million as compared to $6.3 million for the comparable period in the prior fiscal year. The increase in R&D expenses was primarily attributable to the fabrication and the integration of the Rentech-ClearFuels biomass gasifier at the PDU.

During the fourth quarter of fiscal year 2011, Rentech reported a $58.7 million loss due to impairments for the Company’s Rialto, Natchez and Port St. Joe projects which it abandoned during the quarter. Rentech also extinguished a liability of $7.9 million related to its previously abandoned coal-to-liquids conversion project at its fertilizer plant.

Fiscal Year Ended September 30, 2011

For the fiscal year ended September 30, 2011 consolidated net loss was $64.3 million or $0.29 per share. Excluding non-recurring items, consolidated net income was $0.00 per share for the current fiscal year. This compares to a net loss of $42.2 million or $0.20 per share reported in the fiscal year ended September 30, 2010, or a net loss of $0.18 per share excluding non-recurring items. Further explanation of net income excluding non-recurring items, a non-GAAP financial measure, and a reconciliation of consolidated net income excluding non-recurring items to net income have been included below in this press release.

During fiscal year 2011, Rentech Nitrogen generated operating income of $69.9 million as compared to $20.4 million during the prior fiscal year. Rentech Nitrogen generated $79.9 million of Adjusted EBITDA in fiscal year 2011, as compared to $30.9 million in fiscal year 2010. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, and a reconciliation of Rentech Nitrogen’s Adjusted EBITDA to operating income have been included below in this press release.

During fiscal year 2011, Rentech Nitrogen’s average prices for ammonia and UAN, its primary products, were $588 per ton and $269 per ton, respectively, compared to $377 per ton and $180 per ton, respectively, during the prior fiscal year.

Rentech Nitrogen delivered 125,000 tons of ammonia, 315,000 tons of UAN and 44,000 tons of other nitrogen products during fiscal year 2011 as compared to 153,000 tons of ammonia, 294,000 tons of UAN and 43,000 tons of other nitrogen products during the comparable period in the prior fiscal year.

Revenues for fiscal year 2011 were $180.1 million, as compared to $131.9 million for the comparable period in the prior fiscal year. Revenues were derived almost entirely from nitrogen fertilizer products sales, whose sales prices were higher due to stronger demand for the products than in the previous fiscal year. Ammonia sales volume was lower during fiscal year 2011 as more ammonia was upgraded into UAN to realize higher gross profit margins than in the prior fiscal year, and the need to build inventory to cover fiscal year 2012 fall sales commitments.

Gross profit margin on product shipments was 45% for fiscal year 2011, up from 24% for the prior fiscal year. The increase was primarily due to higher sales prices and lower natural gas prices. Fiscal year 2010 gross profit margin was negatively impacted by unplanned repairs and maintenance costs. Turnaround expenses for fiscal years 2011 and 2010 were $4.5 million and $4.0 million, respectively.

Consolidated SG&A expenses were $28.0 million for fiscal year 2011 as compared to $28.4 million for the prior fiscal year. Current year SG&A expenses were comprised of $22.2 million for the alternative energy business and $5.8 million for the nitrogen fertilizer business as compared to $23.9 million and $4.5 million, respectively, for fiscal year 2010. The decrease in the alternative energy segment’s SG&A expenses was primarily attributable to a decline in stock-based compensation expense resulting from the reversal of previously accrued expenses related to the Rialto Project.

R&D expenses incurred in the alternative energy segment during fiscal year 2011 were $30.0 million as compared to $19.6 million for the comparable period in the prior fiscal year. The increase in R&D expenses was primarily attributable to the fabrication and integration of the Rentech-ClearFuels biomass gasifier at the Company’s PDU. Net of DOE reimbursements, Rentech’s remaining costs to complete the Rentech-ClearFuels project are expected to be approximately $1.5 million.

During fiscal year 2011, Rentech reported a $58.7 million loss due to impairments for the Company’s Rialto, Natchez and Port St. Joe projects which it abandoned during the fourth quarter. In fiscal year 2011 Rentech extinguished a liability of $7.9 million related to a previously abandoned coal-to-liquids conversion project at its fertilizer plant.

In fiscal year 2011, $13.8 million was recorded as loss on debt extinguishment as compared to $2.3 million recorded in the prior fiscal year.

Conference Call with Management

The Company will hold a conference call on Thursday, December 15, 2011 at 11:30 a.m. PST, during which time Rentech’s senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-381-7839 or 212-231-2901. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 1:30 p.m. PST on December 15 through 1:30 p.m. PST on December 22. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21548867.

RENTECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Stated in thousands, except per share data)

	September 30,	September 30,	September 30,	September 30,
	For the Three Months		For the Twelve Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010

Total Revenues	$38,619	$35,095	$180,063	$131,925

Cost of Sales	25,800	26,927	103,486	106,712

Gross Profit	12,819	8,168	76,577	25,213

Selling, General, and Administrative	5,062	7,074	28,004	28,410
Depreciation and Amortization	546	487	2,225	1,947
Research and Development	9,569	6,328	30,009	19,641
Loss on Impairment	58,689	1,190	58,742	1,190
Advance for Equity Investment	(7,892)	—	(7,892)	—
Loss on Disposal of Property, Plant, and Equipment	594	219	523	191

Total Operating Expenses	66,568	15,298	111,611	51,379

Operating Profit (Loss)	(53,749)	(7,130)	(35,034)	(26,166)

Total Other Expenses	(5,357)	(1,912)	(30,345)	(15,550)

Net Loss from Continuing Operations before Income Taxes and Equity in Net Loss of Investee Company	(59,106)	(9,042)	(65,379)	(41,716)

Income tax expense	4	2	3	11

Loss from Continuing Operations before Equity in Net Loss of Investee Company	(59,110)	(9,044)	(65,382)	(41,727)
Equity in net loss of investee company	—	79	—	544

Loss from Continuing Operations	(59,110)	(9,123)	(65,382)	(42,271)
Income from discontinued operations	—	1	—	9

Net Loss	(59,110)	(9,122)	(65,382)	(42,262)
Net loss attributable to noncontrolling interests	19	94	1,099	94

Net Loss Attributable to Rentech	$(59,091)	$(9,028)	$(64,283)	$(42,168)

Basic and Diluted Loss per Common Share
Continuing operations	$(0.27)	$(0.04)	$(0.29)	$(0.20)
Discontinued operations	0.00	0.00	0.00	0.00

Basic and Diluted Loss per Common Share	$(0.27)	$(0.04)	$(0.29)	$(0.20)

Basic and Diluted Weighted-Average
Number of Common Shares Outstanding	223,356	221,731	222,664	216,069

Disclosure Regarding Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP, management uses additional measures that are known as “non-GAAP financial measures” in its evaluation of past performance. These measures include net income (loss) attributable to Rentech excluding non-recurring items and Adjusted EBITDA.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding the Company’s performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, provide investors with additional information about the Company’s core operating performance and the financial analytical framework upon which management bases financial, operational and planning decisions.

Net income (loss) attributable to Rentech excluding non-recurring items is a presentation of net income (loss) attributable to Rentech adjusted for non-recurring items, such as loss on impairments and extinguishment of debt.

Adjusted EBITDA is a presentation of earnings before interest, taxes, depreciation and amortization. Note that the majority of Rentech Nitrogen’s depreciation expense is booked to cost of sales. Management believes that Adjusted EBITDA can be a useful indicator of the fundamental operating performance of Rentech Nitrogen’s business and fertilizer production facility. Management believes that Adjusted EBITDA can help investors evaluate Rentech Nitrogen’s operating performance by eliminating the effects of depreciation and amortization, which are non-cash expenses, and of interest and taxes, which are non-operating expenses. The Company believes that its investors may use Adjusted EBITDA as a measure of the operating performance of Rentech Nitrogen.

The Company recommends that investors carefully: review the GAAP financial information (including its Statements of Cash Flows) included as part of its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its earnings releases; compare GAAP financial information with the non-GAAP financial measures disclosed in its quarterly earnings releases and investor calls; and read the reconciliation below.

Calculation of Consolidated Net Income (Loss) Profit Excluding Non-Recurring Items

(Stated in thousands, except per share data)

	September 30,	September 30,	September 30,	September 30,
	For the Three Months		For the Twelve Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010

Net loss Attributable to Rentech	$(59,091)	$(9,028)	$(64,283)	$(42,168)
Loss on Impairments	58,689	1,190	58,742	1,190
Advance for Equity Investment	(7,892)	—	(7,892)	—
Loss on Debt Extinguishment	—	—	13,816	2,268

Net Income (Loss) Attributable to Rentech Excluding Non-Recurring Items	$(8,294)	$(7,838)	$383	$(38,710)

Net Loss per Share Attributable to Rentech	(0.27)	(0.04)	(0.29)	$(0.20)
Loss on Impairments	0.27	0.00	0.26	0.01
Advance for Equity Investment	(0.04)	0.00	(0.03)	0.00
Loss on Debt Extinguishment	0.00	0.00	0.06	0.01

Net Income (Loss) per Share Attributable to Rentech Excluding Non-Recurring Items	$(0.04)	$(0.04)	$0.00	$(0.18)

Weighted-Average Shares Outstanding	223,356	221,731	222,664	216,069

Rentech Nitrogen Adjusted EBITDA Reconciliation (Stated in thousands)

	September 30,	September 30,	September 30,	September 30,
	For the Three Months		For the Twelve Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010

Operating Income	$10,376	$6,409	$69,854	$20,389
Depreciation and Amortization	2,514	2,926	10,020	10,542

Adjusted EBITDA	$12,890	$9,335	$79,874	$30,931

Source Rentech, Inc.

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com) owns and develops technologies that enable the production of certified synthetic fuels and renewable power when integrated with certain other third-party technologies. The Company’s clean energy technology portfolio includes the Rentech-SilvaGas biomass gasification technology and the Rentech-ClearFuels biomass gasification technology, both of which can produce synthesis gas from biomass and waste materials for production of renewable power and fuels. The Rentech-ClearFuels Gasifier can also produce renewable hydrogen as a product. Rentech also owns the patented Rentech Process which is based on Fischer-Tropsch chemistry. The Rentech Process can convert syngas from the Company’s own or other gasification technologies into complex hydrocarbons that then can be upgraded into fuels or chemicals using refining technology that we license.

Rentech also owns, through its wholly owned subsidiaries, the general partner interest and approximately 61% of the common units representing limited partner interests in Rentech Nitrogen Partners, L.P. (www.rentechnitrogen.com), a publicly traded limited partnership. Rentech Nitrogen Partners, L.P. manufactures and sells nitrogen fertilizer products including ammonia, urea ammonia nitrate, granular urea and urea liquor in the Mid Corn Belt region of the United States.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: Rentech Nitrogen’s forecasted cash available for distribution for fiscal year 2012 and related assumptions (please see pages 69-76 of the Rentech Nitrogen prospectus dated November 3, 2011 as filed pursuant to Rule 424(b)(4) with the Securities and Exchange Commission on November 7, 2011 for further details on the cash forecast and its underlying assumptions); our estimated net operating loss carryforwards; our energy and nitrogen fertilizer strategies; and the outlook for both our energy and nitrogen fertilizer businesses in fiscal year 2012. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Rentech, Inc.

Julie Dawoodjee

Vice President of Investor Relations and Communications

310-571-9800

ir@rentk.com